[LODGIAN LETTERHEAD]


         LODGIAN RECEIVES SALE PROPOSAL; POSTPONES ANNUAL SHAREHOLDER
                                     MEETING

                       Thursday, October 12, 2000 03:30 AM

         ATLANTA, Oct. 12 Lodgian, Inc. (NYSE: LOD) announced today that it has postponed its annual shareholder meeting, scheduled for today, until Friday, October 20, 2000, in order to give shareholders the opportunity to consider important information relating to the board's receipt of a sale proposal.

         Whitehall Street Real Estate Limited Partnership XIII and Whitehall Parallel Real Estate Limited Partnership XIII ("Whitehall") have made a proposal to the Lodgian board to acquire all of the outstanding shares of the Company for a cash purchase price of $4.50 per share, subject to certain adjustments and Lodgian's right to terminate the transaction if the consideration to be paid to shareholders is less than $4.00 per share. Whitehall is the most recent real estate investment fund sponsored by Goldman, Sachs & Co. The final terms of the transaction must be approved by the Company's board of directors and would be submitted to a shareholder vote.

         Lodgian also announced that it has granted Whitehall an exclusive period of 60 days to conduct confirmatory due diligence and negotiate definitive agreements for the transaction. If at the end of the due diligence period, the Company and Whitehall have not entered into definitive agreements for the transaction, Lodgian will reimburse Whitehall the expenses it incurs in connection with evaluating and pursuing the transaction, up to a maximum of $3,500,000. Robert S. Cole, chief executive officer of Lodgian, said, "As we have previously communicated, a sale of the Company would be a strategic move that is consistent with our goal of maximizing shareholder value."

         On January 12, 2000, Lodgian announced that it had engaged Morgan Stanley Dean Witter to assist its board of directors in the exploration of strategic alternatives for the purpose of maximizing shareholder value. Morgan Stanley Dean Witter will continue to advise the Company throughout the sale process.

     About Lodgian

         Lodgian, Inc. owns or manages a portfolio of 117 hotels with approximately 21,700 rooms in 32 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton, Doubletree and Westin.

         Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

     Forward-Looking Statements

         Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among others, the termination of the letter of intent, competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms; the effects of economic conditions; issues associated with the ongoing integration of the former Servico, Inc. and Impac Hotel Group, LLC; the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the cyclical nature of the lodging industry; risks associated with the dependence on franchisers of the Company's lodging properties; and the availability of capital to finance planned growth, as described in the Company's filings with the Securities and Exchange Commission.

         For more information on Lodgian toll-free via fax, dial 1-800-PRO-INFO (1-800-776-4636), follow the voice menu prompts and enter the company ticker LOD (or 563) or visit the Lodgian page on the FRB web site at www.frbinc.com Visit Lodgian at www.lodgian.com

     SOURCE Lodgian, Inc.

         CONTACT: Robert Cole, Chief Executive Officer, 404-365-3800, or rcole@lodgian.com, or Thomas Eppich, Chief Financial Officer, 404-365-4469, or teppich@lodgian.com, both of Lodgian; or Leslie Hunziker General Information, 312-640-6760, or lhunzike@frb.bsmg.com, or Georganne Palffy, analysts-investors, 312-640-6768, or gpalffy@frb.bsmg.com, both of Financial Relations Board-BSMG